UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2004

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibit

99    Press release dated January 19, 2004.

Item 12.         Results of Operations and Financial Conditions

On January 19, 2004, Macatawa Bank Corporation issued a press release announcing results for the year ended December 31, 2003, and for the fourth fiscal quarter of 2003. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2004	MACATAWA BANK CORPORATION
	By	/s/ Jon W. Swets Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release Dated January 19, 2004.

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	January 19, 2004
Contact:	Jon Swets, CFO 616.494.7645

Holland, Michigan  - Macatawa Bank Corporation Reports Record Growth Quarter.

Macatawa Bank Corporation today announced net income for the fourth quarter of 2003. Net income totaled $2.98 million, an increase of 2% as compared to fourth quarter 2002 net income of $2.92 million. Earnings per share on a diluted basis were $.35 for the quarter, which was the same as the prior year fourth quarter. Total assets grew by $102.05 million during the quarter to $1.40 billion as of December 31, 2003. This was the largest growth quarter in the Company’s six year history.

Net income for the year ended December 31, 2003 was up 24% to $11.78 million compared to $9.51 million for the prior year. Earnings per share on a diluted basis were $1.39 for the year, an increase of 15% compared to $1.21 for the prior year. The percent increase in earnings per share for the year was less than the percent increase in net income due to a 45% increase in shares outstanding for the acquisition of Grand Bank Financial Corporation in the second quarter of 2002.

“We generated record growth in many areas for the quarter,” said Ben Smith, Chairman and CEO. Core deposits grew by $96.6 million, or 43% on an annualized basis, almost doubling the prior highest single quarter increase. This deposit growth funded record loan growth. Total portfolio loans were up by $68.0 million for the quarter, or 25% on an annualized basis. “Our growth was a result of many initiatives,” said Mr. Smith. “In the Grand Rapids market we are gaining community awareness and acceptance through our expanding branch network and our high service quality standards. Also, we enjoy continuing success in the Holland area in building new and existing relationships, and our entrance into the Grand Haven market during the third quarter has produced excellent growth results.” For the year total assets grew by $224.53 million or 19% over the end of the prior year.

The increase in quarterly earnings resulted from growth in net interest income. Fourth quarter net interest income totaled $11.26 million, an increase of 14%, as compared to the 2002 quarter. The net interest income improvement was driven primarily by the significant increase in earning assets, which grew by 17% or $182.16 million from an average of $1.06 billion for the fourth quarter of 2002 to an average of $1.24 billion for the fourth quarter of 2003. A decrease in net interest margin from 3.72% for the fourth quarter of 2002 to 3.64% for the current quarter offset some of the effect of the growth in earning assets. Net interest margin also declined on a consecutive quarter basis, from 3.71% for the third quarter of 2003. The decrease in net interest margin both on a consecutive quarter basis and on a year-over-year basis can be attributed primarily to a decrease in loan fee income.

The increase in net interest income was partially offset by a decrease in non-interest income. Non-interest income was $2.15 million for the fourth quarter of 2003, a $434,000 decrease compared to fourth quarter 2002 non-interest income of $2.59 million. This decrease related primarily to a $588,000 reduction in gains on sales of mortgage loans. Commenting on this reduction in gains, Mr. Smith stated, “The interest rate environment continues to be a challenge. The increase in long-term interest rates that began in the third quarter slowed our mortgage loan origination and sale volume, and as a result, caused a sharp decline in gains on sales of loans. We worked to offset this decline in gains by increasing net interest income through growth in assets and by containing our costs. We had great success in both areas.”

An increase in the quarterly provision for loan losses also partially offset the increase in net interest income. The provision was $1.20 million for the quarter compared to $990,000 for the fourth quarter of 2002. The record loan growth required larger provisions, causing a short-term strain on earnings. Asset quality remained strong for the quarter with annualized net loan charge-offs to total loans at .09% for the quarter and non-performing loans to total loans of .35% at the end of the quarter. These ratios remained well below historical peer averages.

Non-interest expense increased to $7.85 million for the quarter as compared to $7.15 million for the fourth quarter of 2002. Salaries and benefits increased by $400,000 over the fourth quarter of the prior year comprising most of the increase in non-interest expenses. Macatawa’s growth over the year has required additional staff in various areas including new branches, lending departments, and operations which are all necessary to support increased customer activity. However, non-interest expense decreased by $259,000 from the third quarter of 2003. Of this decrease, $184,000 related to a decline in costs associated with the reduced mortgage loan origination volume. The remaining decrease was a result of cost declines in various areas.

Management sees many opportunities in West Michigan and expects their growth to continue. Macatawa’s expansion into Grand Rapids remains a high priority. A new branch on the northeast side of the city opened in December and it is expected that a new branch on the northwest side in Walker will open during the first quarter of 2004. At least two more branches in the greater Grand Rapids area are expected to open within the next year. Also, in other markets, a new branch on the north side of Holland opened during the fourth quarter. In Grand Haven the loan production office that opened in the third quarter was approved for full branch services during the fourth quarter. It is expected that construction will begin on a permanent branch in Grand Haven during the first quarter of 2004.

Conference Call
Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 20, 2004, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 20 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to the number and timing of future branch openings, future growth and funding sources, and the future level of provisions for loan losses. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share infomation)	Quarter Ended December 31		Year Ended December 31

EARNINGS SUMMARY	2003	2002	2003	2002

Total interest income	$16,768	$15,918	$64,435	$57,252
Total interest expense	5,505	6,016	22,341	22,902

Net interest income	11,263	9,902	42,094	34,350
Provision for loan loss	1,200	990	4,105	3,321

Net interest income after provision for loan loss	10,063	8,912	37,989	31,029

NON-INTEREST INCOME
Deposit service charges	648	631	2,564	2,247
Gain on sale of loans	468	1,056	3,746	2,382
Trust fees	674	744	2,480	2,118
Other	361	154	853	576

Total non-interest income	2,151	2,585	9,643	7,323

NON-INTEREST EXPENSE
Salaries and benefits	4,254	3,854	16,371	12,838
Occupancy	640	509	2,342	1,861
Furniture and equipment	673	589	2,588	2,161
Other	2,284	2,199	8,763	7,327

Total non-interest expense	7,851	7,151	30,064	24,187

Income before income tax	4,363	4,346	17,568	14,165
Federal income tax expense	1,388	1,431	5,788	4,652

Net income	$2,975	$2,915	$11,780	$9,513

Basic earnings per share	$0.36	$0.35	$1.41	$1.23
Diluted earnings per share	$0.35	$0.35	$1.39	$1.21
Return on average assets	0.90%	1.02%	0.94%	0.95%
Return on average equity	9.78%	10.27%	9.91%	9.46%
Net interest margin	3.64%	3.72%	3.63%	3.69%
Efficiency ratio	58.53%	57.27%	58.11%	58.04%

BALANCE SHEET DATA	December 31	December 31
	2003	2002

Assets
Cash and due from banks	$41,633	$47,874
Federal funds sold & short term investments	18,414	-
Securities available for sale	107,049	86,109
Securities held to maturity	2,624	4,061
Federal Home Loan Bank Stock	8,793	5,391
Loans held for sale	4,054	18,726
Total loans	1,157,107	961,038
Less allowance for loan loss	16,093	13,472

Net Loans	1,141,014	947,566

Premises and equipment, net	38,713	25,751
Acquisition intangibles	26,702	27,186
Other assets	12,115	13,919

Total Assets	$1,401,111	$1,176,583

Liabilities and Shareholders Equity
Non-interest bearing deposits	$139,557	$103,030
Interest bearing deposits	969,842	817,843

Total deposits	1,109,399	920,873
Federal funds purchased	-	20,000
FHLB advances	145,680	106,897
Other borrowings	19,655	4,936
Other liabilities	4,477	9,903

Total Liabilities	1,279,211	1,062,609

Shareholders' equity	121,900	113,974

Total Liabilities and Shareholders' Equity	$1,401,111	$1,176,583

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)	4th Qtr 2003	3rd Qtr 2003	2nd Qtr 2003	1st Qtr 2003	4th Qtr 2002

EARNINGS SUMMARY
Net interest income	$11,263	$10,936	$10,287	$9,608	$9,902
Provision for loan loss	1,200	1,040	870	995	990
Total non-interest income	2,151	2,786	2,401	2,306	2,585
Total non-interest expense	7,851	8,110	7,423	6,681	7,151
Income taxes	1,388	1,509	1,463	1,428	1,431
Net income	$2,975	$3,063	$2,932	$2,810	$2,915
Basic earnings per share	$0.36	$0.37	$0.35	$0.34	$0.35
Diluted earnings per share	$0.35	$0.36	$0.35	$0.33	$0.35

MARKET DATA
Book value per share	$14.56	$14.38	$14.19	$13.89	$13.75
Market value per share	$28.39	$23.16	$24.18	$20.49	$18.90
Average basic common shares	8,368,647	8,365,157	8,363,838	8,318,420	8,285,840
Average diluted common shares	8,520,492	8,498,387	8,485,232	8,438,042	8,419,237
Period end common shares	8,370,073	8,367,385	8,363,838	8,364,483	8,286,077

PERFORMANCE RATIOS
Return on average assets	0.90%	0.97%	0.96%	0.95%	1.02%
Return on average equity	9.78%	10.25%	9.93%	9.70%	10.27%
Net interest margin (FTE)	3.64%	3.71%	3.64%	3.54%	3.72%
Efficiency ratio	58.53%	59.11%	58.50%	56.07%	57.27%

ASSET QUALITY
Net charge-offs	$249	$412	$519	$305	$443
Nonperforming loans	$4,025	$3,205	$2,396	$2,884	$2,798
Nonperforming loans to total loans	0.35%	0.29%	0.23%	0.28%	0.29%
Net charge-offs to average loans (annualized)	0.09%	0.16%	0.20%	0.12%	0.18%
Allowance for loan loss to total loans	1.39%	1.39%	1.40%	1.40%	1.40%

CAPITAL & LIQUIDITY
Average equity to average assets	9.2%	9.4%	9.7%	9.8%	9.9%
Tier 1 capital to risk-weighted assets	9.7%	10.1%	8.5%	8.5%	8.6%
Total capital to risk-weighted assets	10.9%	11.3%	9.7%	9.7%	9.9%
Loans to deposits + FHLB borrowings	92.2%	95.7%	94.2%	95.1%	93.5%

END OF PERIOD BALANCES
Total portfolio loans	$1,157,107	$1,089,083	$1,038,298	$1,015,154	$961,038
Earning assets	1,298,041	1,205,929	1,160,184	1,119,534	1,075,325
Total assets	1,401,111	1,299,062	1,257,612	1,209,504	1,176,583
Deposits	1,109,399	999,946	972,939	965,567	920,873
Total shareholders' equity	121,900	120,287	118,688	116,153	113,974

AVERAGE BALANCES
Total portfolio loans	$1,120,397	$1,052,521	$1,025,827	$986,614	$959,174
Earning assets	1,239,351	1,177,091	1,136,030	1,097,945	1,057,187
Total assets	1,329,319	1,266,954	1,221,691	1,182,508	1,142,424
Deposits	995,997	996,848	961,791	939,600	907,468
Total shareholders' equity	121,689	119,543	118,159	115,877	113,533